Exhibit 99.1

Contact:
Joele Frank, Wilkinson Brimmer Katcher
Leigh Parrish / Kaitlin Kikalo
212-355-4449

Farmer Bros. Co. Reports Fourth Quarter and Fiscal 2018 Financial Results

NORTHLAKE, Texas, September 11, 2018 (GLOBE NEWSWIRE) -- Farmer Bros. Co. (NASDAQ: FARM) (the “Company”) today reported financial results for its fourth quarter and fiscal year ended June 30, 2018.

Fourth Quarter Fiscal 2018 Highlights:

•	Volume of green coffee processed and sold increased by 4.1 million pounds, reaching 27.4 million pounds, a 17.7% increase over the prior year period;

•	Gross profit increased $9.8 million to $52.6 million and gross margin increased 320 basis points to 35.2% over the prior year period;

•	Net income was $0.1 million compared to net loss of $(1.8) million in the prior year period; and

•	Adjusted EBITDA was $14.0 million compared to $6.8 million in the prior year period.*

•	Successfully added 4.1 million pounds of green coffee and $18.2 million in net sales related to the acquisition of Boyd Coffee Company (“Boyd”).

Fiscal 2018 Highlights:

•	Volume of green coffee processed and sold increased by 11.9 million pounds, reaching 107.4 million pounds, a 12.5% increase over the prior year;

•	Gross profit increased $20.2 million to $207.0 million and gross margin decreased 40 basis points to 34.1% in fiscal 2018;

•	Net loss was $(18.3) million in fiscal 2018 compared to net income of $22.6 million in fiscal 2017, primarily driven by the sale of the Torrance facility in fiscal 2017; and

•	Adjusted EBITDA was $47.6 million compared to $43.0 million in the prior year.*

(*Adjusted EBITDA, a non-GAAP financial measure, is reconciled to its corresponding GAAP measure at the end of this press release.)

“We had a solid fourth quarter and achieved Adjusted EBITDA results for the fiscal year in line with our expectations,” said Mike Keown, President and CEO. “As we closed out the year, our team continued to execute our strategy focused on leveraging the investments we have made in our roasting facilities, expanding our distribution network, adding new customers, and increasing business with existing customers. We ended fiscal 2018 having made terrific progress on the integration of the Boyd business, bringing a large portion of the production into our facilities and transitioning all Boyd DSD routes to our network. We added over 13 million pounds of green coffee to our business in fiscal 2018 from Boyd's - about 12% of our total volume for the year. In addition, we are continuing to convert new customers in our pipeline following the SQF certification of our Northlake, Texas facility earlier this year. As we look forward, we are excited about our ability to capitalize on growth opportunities in the dynamic coffee industry.”

Fourth Quarter and Fiscal 2018 Results:

Selected Financial Data

The selected financial data presented below under the captions “Income statement data,” “Operating data” and “Other data” summarizes certain performance measures for the three months and fiscal years ended June 30, 2018 and 2017 (unaudited). In the fourth quarter, the Company adopted changes in accounting principles converting from the last in, first out inventory method to the first in, first out inventory method and reclassifying and capitalizing certain freight, warehousing and other expenses as inventory costs. These changes were adopted retrospectively and all reported prior periods have been adjusted.

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2018	2017	2018	2017
(In thousands, except per share data)
Income statement data:
Net sales	$149,538	$133,800	$606,544	$541,500
Gross margin	35.2%	32.0%	34.1%	34.5%
Income (loss) from operations	$2,001	$(3,096)	$1,124	$39,178
Net income (loss)	$133	$(1,837)	$(18,280)	$22,551
Net income (loss) available to common stockholders per common share-diluted	$—	$(0.11)	$(1.11)	$1.34

Operating data:
Coffee pounds	27,396	23,285	107,429	95,499
EBITDA	$10,015	$3,482	$32,673	$62,521
EBITDA Margin	6.7%	2.6%	5.4%	11.5%
Adjusted EBITDA	$13,975	$6,842	$47,562	$42,985
Adjusted EBITDA Margin	9.3%	5.1%	7.8%	7.9%

Other data:
Capital expenditures related to maintenance	$4,409	$1,574	$21,782	$19,246
Total capital expenditures	$9,554	$14,115	$37,020	$84,949
Depreciation and amortization expense	$7,737	$6,360	$30,464	$22,970

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Volume of green coffee processed and sold increased 17.7% for the quarter to 27.4 million pounds, with volume associated with the Boyd business acquired in October 2017 contributing 4.1 million pounds of this total volume.

In the fourth quarter of fiscal 2018, green coffee pounds processed and sold through our DSD network were 9.0 million, or 32.7% of total green coffee pounds processed and sold, while direct ship customers represented 18.1 million, or 66.0%, of total green coffee pounds processed and sold. Distributor customers represented 0.4 million pounds, or 1.3% of total green coffee pounds processed and sold.

Net sales were $149.5 million in the fourth quarter of fiscal 2018, an increase of 11.8%, or $15.7 million, over the prior year period. The addition of the Boyd business contributed $18.2 million to net sales, offset by a $2.5 million decline in our base business primarily due to price decreases to our cost plus customers, a shortfall in sales from our DSD organization and softness in a few large direct ship accounts.

Gross profit in the fourth quarter of fiscal 2018 increased $9.8 million, or 23.0%, to $52.6 million from $42.8 million, and gross margin increased 320 basis points to 35.2% from 32.0% in the prior year period. The increase in gross profit was primarily due to the addition of the Boyd business while the increase in gross margin was largely due to lower coffee prices in the fourth quarter of fiscal 2018 compared to the fourth quarter of fiscal 2017.

Operating expenses in the fourth quarter of fiscal 2018 increased $4.7 million, or 10.3%, to $50.6 million, or 33.8% of net sales, from $45.9 million, or 34.3% of net sales, in the prior year period. The increase in operating expenses during the period was primarily due to an $8.0 million increase in selling expenses, including the addition of the Boyd business which added $5.3 million to selling expenses, and an increase in acquisition and integration costs of $0.8 million. The increase in operating expenses was partially offset by a decrease in general and administrative expenses of $2.2 million primarily due to a reduction in expenses in the base business resulting from cost reduction initiatives and a $1.1 million decrease in restructuring and other transition expenses associated with the corporate relocation plan and the DSD restructuring plan compared to the prior year period.

Total other expense in the fourth quarter of fiscal 2018 was $0.6 million, as compared to total other expense of $0.5 million in the prior year period, an increase of $0.1 million.

Income tax expense was $1.3 million in the fourth quarter of fiscal 2018 as compared to income tax benefit of $(1.8) million in the prior year period. The change in income tax was primarily a result of the change in net (loss) income.

As a result of the foregoing factors, net income was $0.1 million in the fourth quarter of fiscal 2018 as compared to net loss of $(1.8) million in the prior year period. Net income available to common stockholders was $1,000, or $0.00 per common share available to common stockholders—diluted, in the fourth quarter of fiscal 2018, as compared to net loss available to common stockholders of $(1.8) million, or $(0.11) per common share available to common stockholders—diluted, in the prior year period.

Non-GAAP Financial Measures:

EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures; a reconciliation of these non-GAAP measures to their corresponding GAAP measures is included at the end of this press release.

Beginning in the fourth quarter of fiscal 2017, we modified the calculation of Adjusted EBITDA and Adjusted EBITDA Margin to exclude acquisition and integration costs. Acquisition and integration costs include legal expenses, consulting expenses and internal costs associated with acquisitions and integration of those acquisitions. Beginning in the fourth quarter of fiscal 2017 acquisition and integration costs were significant and, we believe, excluding them will help investors to better understand our operating results and more accurately compare them across periods. We have not adjusted the historical presentation of Adjusted EBITDA and Adjusted EBITDA Margin because acquisition and integration costs in prior periods were not material to the Company’s results of operations.

Adjusted EBITDA was $14.0 million in the fourth quarter of fiscal 2018, as compared to $6.8 million in the prior year period, and Adjusted EBITDA Margin was 9.3% in the fourth quarter of fiscal 2018, as compared to 5.1% in the prior year period.

About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company’s product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant, department and convenience store chains, hotels, casinos, healthcare facilities, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer branded coffee and tea products, and foodservice distributors.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $600 million in fiscal 2018 and has approximately 1,600 employees nationwide. The Company’s primary brands include Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, China Mist® and Boyds®.

Investor Conference Call

Mike Keown, President and CEO, and David G. Robson, Treasurer and CFO, will host an audio-only investor conference call today, September 11, 2018, at 5:00 p.m. Eastern time (4:00 p.m. Central time) to review the Company’s financial results for the fourth quarter and fiscal year ended June 30, 2018. The Company’s earnings press release will be available on the Company’s website at www.farmerbros.com under “Investor Relations.”

The call will be open to all interested investors through a live audio web broadcast via the Internet at https://edge.media-server.com/m6/p/dcoohc43 and at the Company’s website www.farmerbros.com under “Investor Relations.”  The call also will be available to investors and analysts by dialing Toll Free: 1-(844) 423-9890 or international: 1-(716) 247-5805. The passcode/ID is 2898237.

The audio-only webcast will be archived for at least 30 days on the Investor Relations section of the Farmer Bros. Co. website, and will be available approximately two hours after the end of the live webcast.

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are forward-looking statements within the meaning of federal securities laws and regulations. These statements are based on management's current expectations, assumptions, estimates and observations of future events and include any statements that do not directly relate to any historical or current fact. These forward-looking statements can be identified by the use of words like “anticipates,” “estimates,” “projects,” “expects,” “plans,” “believes,” “intends,” “will,” “could,” “assumes” and other words of similar meaning. Owing to the uncertainties inherent in forward-looking statements, actual results could differ materially from those set forth in forward-looking statements. The Company intends these forward-looking statements to speak only at the time of this press release and does not undertake to update or revise these statements as more information becomes available except as required under federal securities laws and the rules and regulations of the Securities and Exchange Commission (“SEC”). Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, the success of our corporate relocation plan, the timing and success of implementation of our direct-store-delivery restructuring plan, our success in consummating acquisitions and integrating acquired businesses, the impact of capital improvement projects, the adequacy and availability of capital resources to fund our existing and planned business operations and our capital expenditure requirements, the relative effectiveness of compensation-based employee incentives in causing improvements in Company performance, the capacity to meet the demands of the Company’s large national account customers, the extent of execution of plans for the growth of Company business and achievement of financial metrics related to those plans, the success of the Company to retain and/or attract qualified employees, the effect of the capital markets as well as other external factors on stockholder value, fluctuations in availability and cost of green coffee, competition, organizational changes, the effectiveness of our hedging strategies in reducing price risk, changes in consumer preferences, our ability to provide sustainability in ways that do not materially impair profitability, changes in the strength of the economy, business conditions in the coffee industry and food industry in general, the Company's continued success in attracting new customers, variances from budgeted sales mix and growth rates, weather and special or unusual events, as well as other risks described in this press release and other factors described from time to time in the Company's filings with the SEC. The results of operations for the fourth quarter and fiscal year ended June 30, 2018 are not necessarily indicative of the results that may be expected for any future period.

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except share and per share data)

	Year Ended June 30,			Three Months Ended June 30,
	2018	2017	2016	2018	2017
Net sales	$606,544	$541,500	$544,382	$149,538	$133,800
Cost of goods sold	399,502	354,622	373,214	96,939	91,025
Gross profit	207,042	186,878	171,168	52,599	42,775
Selling expenses	154,539	133,329	123,260	41,256	33,230
General and administrative expenses	47,863	42,933	41,970	8,856	11,007
Restructuring and other transition expenses	662	11,016	16,533	351	1,474
Net gain from sale of Torrance facility	—	(37,449)	—	—	—
Net gains from sale of Spice Assets	(770)	(919)	(5,603)	(115)	(155)
Net (gains) losses from sales of other assets	(196)	(1,210)	(2,802)	250	315
Impairment losses on intangible assets	3,820	—	—	—	—
Operating expenses	205,918	147,700	173,358	50,598	45,871
Income (loss) from operations	1,124	39,178	(2,190)	2,001	(3,096)
Other (expense) income:
Dividend income	12	1,007	1,115	—	199
Interest income	2	567	496	—	132
Interest expense	(3,177)	(2,185)	(425)	(891)	(755)
Other, net	1,071	(1,201)	556	277	(113)
Total other (expense) income	(2,092)	(1,812)	1,742	(614)	(537)
(Loss) income before taxes	(968)	37,366	(448)	1,387	(3,633)
Income tax expense (benefit)	17,312	14,815	(72,239)	1,254	(1,796)
Net (loss) income	$(18,280)	$22,551	$71,791	$133	$(1,837)
Less: Cumulative preferred dividends, undeclared and unpaid	389	—	—	132	—
Net (loss) income available to common stockholders	$(18,669)	$22,551	$71,791	$1	$(1,837)
Net (loss) income available to common stockholders per common share—basic	$(1.11)	$1.35	$4.35	$—	$(0.11)
Net (loss) income available to common stockholders per common share—diluted	$(1.11)	$1.34	$4.32	$—	$(0.11)
Weighted average common shares outstanding—basic	16,815,020	16,668,745	16,502,523	16,855,874	16,697,765
Weighted average common shares outstanding—diluted	16,815,020	16,785,752	16,627,402	16,855,874	16,803,299

FARMER BROS. CO.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per share data)

	June 30,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$2,438	$6,241
Short-term investments	—	368
Accounts receivable, net of allowance for doubtful accounts of $495 and $721, respectively	58,498	46,446
Inventories	104,431	79,790
Income tax receivable	305	318
Prepaid expenses	7,842	7,540
Total current assets	173,514	140,703
Property, plant and equipment, net	186,589	176,066
Goodwill	36,224	10,996
Intangible assets, net	31,515	18,618
Other assets	8,381	6,837
Deferred income taxes	39,308	53,933
Total assets	$475,531	$407,153
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	56,603	39,784
Accrued payroll expenses	17,918	17,345
Short-term borrowings under revolving credit facility	89,787	27,621
Short-term obligations under capital leases	190	958
Short-term derivative liabilities	3,300	1,857
Other current liabilities	10,659	9,702
Total current liabilities	178,457	97,267
Accrued pension liabilities	40,380	51,281
Accrued postretirement benefits	20,473	19,788
Accrued workers’ compensation liabilities	5,354	7,548
Other long-term liabilities	1,812	1,717
Total liabilities	$246,476	$177,601
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $1.00 par value, 500,000 shares authorized; Series A Convertible Participating Cumulative Perpetual Preferred Stock, 21,000 shares authorized; 14,700 and zero shares issued and outstanding as of June 30, 2018 and 2017, respectively; liquidation preference of $15,089 and $0 as of June 30, 2018 and 2017, respectively	15	—
Common stock, $1.00 par value, 25,000,000 shares authorized; 16,951,659 and 16,846,002 shares issued and outstanding at June 30, 2018 and 2017, respectively	16,952	16,846
Additional paid-in capital	55,965	41,495
Retained earnings	220,307	236,993
Unearned ESOP shares	(2,145)	(4,289)
Accumulated other comprehensive loss	(62,039)	(61,493)
Total stockholders’ equity	$229,055	$229,552
Total liabilities and stockholders’ equity	$475,531	$407,153

FARMER BROS. CO.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Year Ended June 30,
	2018	2017	2016
Cash flows from operating activities:
Net (loss) income	$(18,280)	$22,551	$71,791
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	30,464	22,970	20,774
Provision for doubtful accounts	137	325	71
Impairment losses on intangible assets	3,820	—	—
Change in estimated fair value of contingent earnout consideration	(500)	—	—
Restructuring and other transition expenses, net of payments	(1,185)	1,034	(2,697)
Interest on sale-leaseback financing obligation	—	681	—
Deferred income taxes	17,154	14,343	(72,556)
Net gain from sale of Torrance Facility	—	(37,449)	—
Net gains from sales of Spice Assets and other assets	(995)	(2,129)	(8,405)
ESOP and share-based compensation expense	3,822	3,959	4,342
Net losses (gains) on derivative instruments and investments	1,982	2,361	16,536
Change in operating assets and liabilities:
Restricted cash	—	—	1,002
Purchases of trading securities	—	(5,136)	(7,255)
Proceeds from sales of trading securities	375	30,645	5,901
Accounts receivable	(4,628)	(14)	(3,476)
Inventories	(15,513)	(8,041)	10,063
Income tax receivable	13	(71)	288
Derivative (liabilities) assets, net	(7,782)	2,264	(10,295)
Prepaid expenses and other assets	685	(2,506)	(111)
Accounts payable	3,864	8,885	(3,343)
Accrued payroll expenses and other current liabilities	1,766	(2,983)	5,829
Accrued postretirement benefits	(1,924)	(1,020)	(358)
Other long-term liabilities	(4,420)	(8,557)	(473)
Net cash provided by operating activities	$8,855	$42,112	$27,628
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	$(39,608)	$(25,853)	$—
Purchases of property, plant and equipment	(35,443)	(45,195)	(31,050)
Purchases of assets for construction of New Facility	(1,577)	(39,754)	(19,426)
Proceeds from sales of property, plant and equipment	1,988	4,078	10,946
Net cash used in investing activities	$(74,640)	$(106,724)	$(39,530)
(continued on next page)

FARMER BROS. CO.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)
	Year Ended June 30,
	2018	2017	2016
Cash flows from financing activities:
Proceeds from revolving credit facility	$85,315	$77,985	$405
Repayments on revolving credit facility	(23,149)	(50,473)	(374)
Proceeds from sale-leaseback financing obligation	—	42,455	—
Proceeds from New Facility lease financing obligation	—	16,346	19,426
Repayments of New Facility lease financing	—	(35,772)	—
Payments of capital lease obligations	(947)	(1,433)	(3,147)
Payment of financing costs	(579)	—	(8)
Proceeds from stock option exercises	1,342	688	1,694
Tax withholding payment - net share settlement of equity awards	—	(38)	(159)
Net cash provided by financing activities	$61,982	$49,758	$17,837

Net (decrease) increase in cash and cash equivalents	$(3,803)	$(14,854)	$5,935
Cash and cash equivalents at beginning of year	6,241	21,095	15,160
Cash and cash equivalents at end of year	$2,438	$6,241	$21,095

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,177	$1,504	$425
Cash paid for income taxes	$144	$567	$324
Supplemental disclosure of non-cash investing and financing activities:
Equipment acquired under capital leases	$—	$417	$—
Net change in derivative assets and liabilities included in other comprehensive (loss) income, net of tax	$(5,122)	$(2,390)	$10,644
Construction-in-progress assets under New Facility lease	$—	$—	$8,684
New Facility lease obligation	$—	$—	$8,684
Non-cash additions to property, plant and equipment	$2,814	$5,517	$441
Assets held for sale	$—	$—	$7,179
Non-cash portion of earnout receivable recognized—Spice Assets sale	$298	$419	$496
Non-cash portion of earnout payable recognized—China Mist acquisition	$—	$500	$—
Non-cash portion of earnout payable recognized—West Coast Coffee acquisition	$—	$600	$—
Non-cash working capital adjustment payable recognized—China Mist acquisition	$—	$553	$—
Non-cash receivable from West Coast Coffee—post-closing final working capital adjustment	$218	$—	$—
Non-cash consideration given-Issuance of Series A Preferred Stock	$11,756	$—	$—
Non-cash Multiemployer Plan Holdback payable recognized—Boyd Coffee acquisition	$1,056	$—	$—
Option costs paid with exercised shares	$—	$550	$—
Cumulative preferred dividends, undeclared and unpaid	$389	$—	$—

Non-GAAP Financial Measures

In addition to net (loss) income determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures in assessing our operating performance:
“EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense; and

•	depreciation and amortization expense.
“EBITDA Margin” is defined as EBITDA expressed as a percentage of net sales.
“Adjusted EBITDA” is defined as net (loss) income excluding the impact of:

•	income taxes;

•	interest expense;

•	(loss) income from short-term investments;

•	depreciation and amortization expense;

•	ESOP and share-based compensation expense;

•	non-cash impairment losses;

•	non-cash pension withdrawal expense;

•	other similar non-cash expenses;

•	restructuring and other transition expenses;

•	net gains and losses from sales of assets;

•	non-recurring 2016 proxy contest-related expenses; and

•	acquisition and integration costs.
“Adjusted EBITDA Margin” is defined as Adjusted EBITDA expressed as a percentage of net sales.
Restructuring and other transition expenses are expenses that are directly attributable to (i) the corporate relocation plan, consisting primarily of employee retention and separation benefits, facility-related costs and other related costs such as travel, legal, consulting and other professional services; and (ii) beginning in the third quarter of fiscal 2017, the DSD restructuring plan, consisting primarily of severance, prorated bonuses for bonus eligible employees, contractual termination payments and outplacement services, and other related costs, including legal, recruiting, consulting, other professional services and travel.
In the first quarter of fiscal 2017, we modified the calculation of Adjusted EBITDA and Adjusted EBITDA Margin to exclude non-recurring expenses for legal and other professional services incurred in connection with the 2016 proxy contest that were in excess of the level of expenses normally incurred for an annual meeting of stockholders ("2016 proxy contest-related expenses"). This modification to our non-GAAP financial measures was made because such expenses are not reflective of our ongoing operating results and adjusting for them will help investors with comparability of our results.
Beginning in the third quarter of fiscal 2017 and for all periods presented, we include EBITDA in our non-GAAP financial measures. We believe that EBITDA facilitates operating performance comparisons from period to period by isolating the effects of certain items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. These potential differences may be caused by variations in capital structures (affecting interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense). We also present EBITDA and EBITDA Margin because (i) we believe that these measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry, (ii) we believe that investors will find these measures useful in assessing our ability to service or incur indebtedness, and (iii) we use these measures internally as benchmarks to compare our performance to that of our competitors.
Beginning in the third quarter of fiscal 2017, we modified the calculation of Adjusted EBITDA and Adjusted EBITDA Margin to exclude (loss) income from our short-term investments because we believe excluding (loss) income generated from our investment portfolio is a measure more reflective of our operating results. The historical presentation of Adjusted EBITDA and Adjusted EBITDA Margin was recast to be comparable to the current period presentation.
Beginning in the fourth quarter of fiscal 2017, we modified the calculation of Adjusted EBITDA and Adjusted EBITDA Margin to exclude acquisition and integration costs. Acquisition and integration costs include legal expenses, consulting expenses and internal costs associated with acquisitions and integration of those acquisitions. Beginning in the fourth quarter of fiscal 2017 acquisition and integration costs were significant and, we believe, excluding them will help investors to better understand our operating results and more accurately compare them across periods. We have not adjusted the historical presentation of Adjusted EBITDA and Adjusted EBITDA Margin because acquisition and integration costs in prior periods were not material to the Company’s results of operations.
We believe these non-GAAP financial measures provide a useful measure of the Company’s operating results, a meaningful comparison with historical results and with the results of other companies, and insight into the Company’s ongoing operating performance. Further, management utilizes these measures, in addition to GAAP measures, when evaluating and comparing the Company’s operating performance against internal financial forecasts and budgets.
EBITDA, EBITDA Margin, Adjusted EBITDA and Adjusted EBITDA Margin, as defined by us, may not be comparable to similarly titled measures reported by other companies. We do not intend for non-GAAP financial measures to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.
Set forth below is a reconciliation of reported net (loss) income to EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2018	2017	2016	2018	2017
Net (loss) income, as reported	$(18,280)	$22,551	$71,791	$133	$(1,837)
Income tax expense (benefit)	17,312	14,815	(72,239)	1,254	(1,796)
Interest expense	3,177	2,185	425	891	755
Depreciation and amortization expense	30,464	22,970	20,774	7,737	6,360
EBITDA	$32,673	$62,521	$20,751	$10,015	$3,482
EBITDA Margin	5.4%	11.5%	3.8%	6.7%	2.6%

Set forth below is a reconciliation of reported net (loss) income to Adjusted EBITDA (unaudited):

	Year Ended June 30,			Three Months Ended June 30,
(In thousands)	2018	2017	2016	2018	2017
Net (loss) income, as reported	$(18,280)	$22,551	$71,791	$133	$(1,837)
Income tax expense (benefit)	17,312	14,815	(72,239)	1,254	(1,796)
Interest expense	3,177	2,185	425	891	755
Income from short-term investments	(19)	(1,853)	(2,204)	(5)	(971)
Depreciation and amortization expense	30,464	22,970	20,774	7,737	6,360
ESOP and share-based compensation expense	3,822	3,959	4,342	930	963
Restructuring and other transition expenses	662	11,016	16,533	351	1,474
Net gain from sale of Torrance Facility	—	(37,449)	—	—	—
Net gains from sale of Spice Assets	(770)	(919)	(5,603)	(115)	(155)
Net (gains) losses from sales of other assets	(196)	(1,210)	(2,802)	250	315
Impairment losses on intangible assets	3,820	—	—	—	—
Non-recurring 2016 proxy contest-related expenses	—	5,186	—	—	—
Acquisition and integration costs	7,570	1,734	—	2,549	1,734
Adjusted EBITDA	$47,562	$42,985	$31,017	$13,975	$6,842
Adjusted EBITDA Margin	7.8%	7.9%	5.7%	9.3%	5.1%